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                                                                    EXHIBIT 23.0




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in two registration statements on Form S-8, the First Robinson Financial Corporation Recognition and Retention Plan and the First Robinson Financial Corporation 1998 Stock Option and Incentive Plan, of our report, dated May 12, 2006, on our audit of the consolidated balance sheet of First Robinson Financial Corporation and subsidiary as of March 31, 2006 and 2005, and related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which report appear in the March 31, 2006 Annual Report on Form 10-KSB of First Robinson Financial Corporation.



                                                           /s/ BKD, LLP



St. Louis, Missouri
June 23, 2006